Exhibit (b)(1)
CONSECO, INC.
UP TO $293,000,000 AGGREGATE PRINCIPAL AMOUNT
7.0% CONVERTIBLE SENIOR DEBENTURES DUE 2016
PURCHASE AGREEMENT
October 14, 2009

October 14, 2009
Morgan Stanley & Co. Incorporated
c/o Morgan Stanley & Co. Incorporated
  1585 Broadway
  New York, New York 10036
Ladies and Gentlemen:
     Conseco, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to Morgan Stanley & Co. Incorporated (“Morgan Stanley” or the “Initial Purchaser”) up to $293.0 million aggregate principal amount of its 7.0% Convertible Senior Debentures due 2016, in one or more series (collectively, the “Securities”) to be issued pursuant to the provisions of an Indenture to be dated as of October 16, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N. A., as trustee. The Securities are to be sold by the Initial Purchaser to Buyers (as defined below) pursuant to forward purchase agreements entered into by the Initial Purchaser and each such Buyer (as defined below) on the date hereof (each, a “Forward Purchase Agreement”) in a manner exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Securities will be convertible into shares of common stock, par value $0.01, of the Company (the “Underlying Securities”).
          As described in Section 2, the Company will, upon receipt of payment therefor, issue Securities as follows: (x) on the closing date for the cash tender offer for any and all of its outstanding 3.50% Convertible Debentures due September 30, 2035 (the “Existing Convertibles”) that it intends to commence soon after the execution of this Agreement and, if any Existing Convertibles remain outstanding, on the closing date for any subsequent issuer tender offer for the Existing Convertibles that expires before October 5, 2010, (each, a “Tender Offer” and collectively, the “Tender Offers”), (y) if any Existing Convertibles remain outstanding, on September 30, 2010, the date the holders of the Existing Convertibles are entitled to require the Company to repurchase such securities pursuant to their terms (if such holders exercise their repurchase right), and (z) if any Existing Convertibles remain outstanding, on October 5, 2010, the date the Company is entitled to redeem from the holders thereof the Existing Convertibles pursuant to their terms (if the Company exercises its redemption right).
     The Company has entered into a stock and warrant purchase agreement, dated October 13, 2009 (the “Private Placement Agreement”), with Paulson & Co. Inc. (“Paulson”) pursuant to which it has agreed to issue and sell to Paulson and Paulson has agreed to purchase pursuant to the exemption from registration provided by Section 4(2) of the Securities Act (the “Private Placement”),

16,400,000 shares of the Company’s common stock and warrants to purchase 5,000,000 shares of the Company’s common stock (collectively, the “Private Placement Securities”), subject to the conditions and terms contained therein. Morgan Stanley and the Company have entered into an engagement letter dated as of June 9, 2009, as amended on October 14, 2009 (together with that certain indemnity letter entered into between the Company and Morgan Stanley on June 9, 2009, the “Engagement Letter”) relating to Morgan Stanley’s services to the Company as described therein, including acting as financial advisor in connection with the Private Placement. In addition, prior to the date hereof, the New York Stock Exchange, Inc. (the “NYSE”) has informed the Company that it would approve the Company’s application to rely on the exception to the shareholder approval requirements of Section 312.05 of the NYSE Rules in connection with the Company’s issuance of the Private Placement Securities and the Securities (which approval it will officially provide to the Company in connection with its approval of the Company’s supplemental listing application with respect to the common stock issued to Paulson, the common stock issuable upon exercise of the warrants issued to Paulson and the common stock issuable upon conversion of the Securities).
     The Private Placement, the Tender Offers and the offer and sale of the Securities are hereinafter referred to as the “Transactions”. The Indenture and this Agreement are hereinafter referred to as the “Transaction Agreements.” Except where the context expressly provides for the contrary, the representations, warranties and other provisions of this Agreement should not be interpreted as referring to the Tender Offers or the Private Placement.
     The Securities will be offered and sold to the Initial Purchaser without registration under the Securities Act in reliance on an exemption from registration pursuant to Section 4(2) thereunder. The Securities will be offered and resold by the Initial Purchaser without being registered under the Securities Act to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act (each such buyer, a “Buyer” and collectively, “Buyers”) in reliance on an exemption from registration under the Securities Act.
     1. Representations and Warranties. The Company represents and warrants to, and agrees with, you that:
     (a) In connection with the offering of the Securities, the Company has prepared a preliminary offering memorandum, dated October 13, 2009 (the “Preliminary Memorandum”), and will prepare a final offering memorandum, to be dated October 14, 2009 (the “Final Memorandum”), including or incorporating by reference a description of the terms of the Securities and the Underlying Securities, the terms of the offering and a description of the Company. For purposes of this

Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum, and “Time of Sale Memorandum” means the Preliminary Memorandum together with the Additional Written Offering Communications, if any, each identified in Schedule I hereto. Any reference to the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K and all subsequent documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the date of the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, as the case may be, and any reference to the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, as the case may be, as amended or supplemented, as of any date referred to herein, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, as the case may be, and prior to such specified date; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”. The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. The Time of Sale Memorandum does not, as of its date and as of the time of each sale of the Securities in connection with the offering when the Final Memorandum is not yet available to prospective purchasers, and will not, on the Effectiveness Date (as defined below), as then amended or supplemented by the Company if applicable, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Initial Purchaser to confirm sales prior to the Effectiveness Date, if applicable, and on the Effectiveness Date (as defined below), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Company’s road show (including any electronic version thereof, the “Road Show”), when taken together with the Time of Sale Memorandum, does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties set forth in this paragraph shall not apply to any statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum made in reliance upon and in conformity with information furnished in writing to the Company by you expressly for use therein; provided that the parties agree that the only information provided by you to the Company for inclusion in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum is set forth in Section 9(a).
     (b) Except for the Additional Written Offering Communications, if any, identified in Schedule I hereto, and the Road Show, if any, furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.
     (c) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Time of Sale Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, except to the extent that any such loss or interference would not, individually or in the aggregate, have a material adverse effect on the current or future business, consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or otherwise than as set forth or contemplated in the Time of Sale Memorandum; and, since the respective dates as of which information is given in the Time of Sale Memorandum, there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, in each case otherwise than as set forth or contemplated in the Time of Sale Memorandum.
     (d) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Memorandum or such as would not, individually or in the aggregate, have a Material Adverse Effect; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.
     (e) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Time of Sale Memorandum, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or in good standing in any such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect; and each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
     (f) The Company has full corporate power and authority to take, and has duly taken, all necessary action (corporate and otherwise) to authorize the Transactions.
     (g) The Company has an authorized capitalization as set forth in the Time of Sale Memorandum and as will be set forth in the Final Memorandum under the caption “Description of Capital Stock”, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and conform in all material respects to the description of the capital stock contained in the Time of Sale Memorandum and as will be contained in the Final Memorandum under the caption “Description of Capital Stock”; the Underlying Securities have been duly and validly authorized and reserved for issuance and, when issued upon conversion of the Securities in accordance with the provisions of the Securities and the Indenture, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the Underlying Securities contained in the Time of Sale Memorandum and the Final Memorandum, and their issuance will not be subject to any preemptive or similar rights; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for liens, encumbrances, equities or claims that exist pursuant to the Second Amended and Restated Credit Agreement dated as of October 10, 2006 among the Company, Bank of America, N.A., as Agent, J.P. Morgan Chase Bank, N.A., as Syndication Agent, and the other parties thereto, as amended by Amendment No. 1 thereto dated as of June 12, 2007 and Amendment No. 2 thereto dated as of March 30, 2009 (the “Credit Agreement”); and, except as disclosed in the Time of Sale Memorandum and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into or exchange any securities for shares of capital stock of or ownership interests in the Company’s subsidiaries are outstanding.
     (h) This Agreement has been duly authorized, executed and delivered by the Company.
     (i) The Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered by the Company and, assuming due authentication thereof by the Trustee, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture under which they are to be issued, which will be substantially in the form previously delivered to you; the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum and will be in substantially the form previously delivered to you.
     (j) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System.
     (k) Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities.
     (l) The issue and sale of the Securities by the Company and the compliance by the Company with all of the provisions of the Securities and the Transaction Agreements and the consummation of the Transactions herein and therein contemplated will not (i) result in any violation of any provisions of the certificate of incorporation or by-laws of the Company; (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, with respect to clauses (ii) and (iii), for such conflicts, breaches, violations, or defaults which would not, individually or in the aggregate, have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the Transactions contemplated herein or in the Transaction Agreements, except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchaser and for such consents, approvals, authorizations, orders, registrations, or qualifications the absence of which would not have a Material Adverse Effect or would not materially impede the ability of the Company to consummate the Transactions or perform its obligations under the Transaction Agreements.
     (m) Neither the Company nor any of its subsidiaries is (i) in violation of its certificate or articles of incorporation or by-laws or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, with respect to clause (ii), for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.
     (n) The statements set forth under the captions “Description of the Debentures” and “Description of Capital Stock” in the Time of Sale Memorandum and the Final Memorandum, insofar as they purport to constitute a summary of the terms of the Securities and the Underlying Securities, under the captions “Certain United States Federal Income and Estate Tax Considerations” and “Plan of Distribution” in the Time of Sale Memorandum, insofar as they purport to describe the provisions of the federal laws of the United States and documents referred to therein, in “Part I — Item 1 — Business of Conseco — Governmental Regulation” of the Company’s most recent annual report on Form 10-K for the year ended December 31, 2008 incorporated by reference in the Time of Sale Memorandum, and in “Part I — Item 3 — Legal Proceedings” of the Company’s most recent annual report on Form 10-K for the year ended December 31, 2008, and in “Part II — Item 1 — Legal Proceedings” of the quarterly reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009 incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, are accurate and complete in all material respects.
     (o) Other than as set forth in the Time of Sale Memorandum, there are no legal or governmental proceedings pending to which the Company, any of its subsidiaries or any of its directors, officers or employees is a party or of which any property of the Company or any of its subsidiaries is the subject which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or a material adverse effect on the power or ability of the Company to perform its obligations under the Transaction Agreements or the Securities, or to consummate the Transactions contemplated herein; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.
     (p) It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser in the manner contemplated by this Agreement to register the Securities under the Securities Act, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
     (q) The Company is not, and after giving effect to the offering and sale of the Securities and the Private Placement Securities and the application of the proceeds thereof as described in the Time of Sale

Memorandum and the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (r) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (A) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (B) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (s) The financial statements included in the Time of Sale Memorandum and that will be included in the Final Memorandum present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and any schedules included in the Time of Sale Memorandum and that will be included in the Final Memorandum present fairly the information required to be stated therein.
     (t) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.
     (u) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would individually or in the aggregate, have a Material Adverse Effect.
     (v) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.
     (w) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
     (x) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.

     (y) Except as disclosed in the Time of Sale Memorandum and the Final Memorandum, since the end of the Company’s most recent audited fiscal year, the Company is not aware of any material weakness or significant deficiency in the Company’s internal control over financial reporting (whether or not remediated).
     (z) Each of the Company and its subsidiaries that is required to be organized or licensed as an insurance company in its jurisdiction of incorporation (each an “Insurance Subsidiary” or collectively “Insurance Subsidiaries”) has all necessary consents, licenses, authorizations, approvals, exemptions, orders, certificates and permits (collectively, the “Consents”) of and from, and has made all filings and declarations (collectively, the “Filings”) with, all insurance regulatory authorities, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, necessary to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Time of Sale Memorandum and the Final Memorandum, and has paid all fees and assessments due and payable in connection therewith, except where the failure to have such Consents or to make such Filings or payments would not, individually or in the aggregate, have a Material Adverse Effect; as of their respective dates, such Consents and Filings complied in all material respects with all the laws, rules and regulations of the applicable regulatory authority with which they were filed, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect, and are, as of the date hereof, in full force and effect; the Company and its Insurance Subsidiaries are in compliance with such Consents and neither the Company nor any of its Insurance Subsidiaries has received any notice of any inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such Consent or otherwise impose any limitation on the conduct of the business of the Company or any of its respective Insurance Subsidiaries, except as set forth in the Time of Sale Memorandum and the Final Memorandum or except as any such failure to be in full force and effect, failure to be in compliance with, suspension, revocation or limitation would not, individually or in the aggregate, have a Material Adverse Effect; to the Company’s knowledge, no insurance regulatory agency or body has issued, or commenced any proceeding for the issuance of, any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance Subsidiary to its parent (other than with respect to profits derived from Washington National Insurance Company’s Florida Home Health Care policies); to the Company’s knowledge, each of the Company and its Insurance Subsidiaries is in compliance with, and conducts its businesses in conformity with, all applicable insurance laws and regulations, except where the failure to so comply or conform would not, individually or in the aggregate, have a Material Adverse Effect; except for statutory or regulatory restrictions of general application to life and health insurance companies, no governmental authority has placed any material restriction on the business or properties of the Company or any Insurance Subsidiary.
     (aa) All reinsurance contracts, agreements or other arrangements to which the Company is a party are in full force and effect, and the Company is not in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained therein, except to the extent that any such violation or default would not have a Material Adverse Effect; the Company has not received any notice from any of the other parties to such contracts, agreements or other arrangements that such other party intends not to perform in any material respect such contracts, agreements or other arrangements, and, to the best of its knowledge, the Company has no reason to believe that any of the other parties to such contracts, agreements or other arrangements will be unable or unwilling to perform such contracts, agreements or other arrangements.
     (bb) The 2008 statutory annual statements of each Insurance Subsidiary and the statutory balance sheets and income statements included in such statutory annual statements together with related schedules and notes have been prepared, in all material respects, in conformity with statutory accounting principles and practices (“SAP”) required or permitted by the appropriate insurance regulator of the jurisdiction of domicile of each such Insurance Subsidiary, and such SAP have been applied on a consistent basis throughout the periods involved, except as may otherwise be indicated therein or in the notes thereto, and present fairly, in all material respects, the statutory financial position of such Insurance Subsidiaries as of the dates thereof, and the statutory basis results of operations of such Insurance Subsidiaries for the periods covered thereby.
     (cc) The balance sheets of the Insurance Subsidiaries at dates after December 31, 2008, and the related statements of income, surplus and cash flows, which have been filed with the applicable insurance regulatory authorities (the “2009 Quarterly SAP Statements”, and together with the 2008 statutory annual statements of each Insurance Subsidiary described above, the “SAP Statements”), copies of which have been made available to the Initial Purchaser by the Company, have been prepared in accordance with SAP applied on a consistent basis and present fairly in all material respects the applicable Insurance

Subsidiaries’ respective statutory financial conditions as of such dates and the results of their respective operations and cash flows.
     (dd) The aggregate reserves of the Insurance Subsidiaries as recorded in the Company SAP Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). All reserves of the Insurance Subsidiaries set forth in the SAP Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of all applicable insurance laws including the applicable SAP, except where failure to so state reserves or meet such requirements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (ee) Each Insurance Subsidiary (i) is in compliance with all applicable insurance regulatory minimum capital or surplus requirements; (ii) has not become subject to any “Company Action Level” pursuant to applicable risk-based capital guidelines, and has not received notice of any pending action that would result in its becoming so subject; (iii) has not taken any steps towards commencing, and has not received notice of any actions taken by the relevant regulatory authorities to commence, any rehabilitation, delinquency or insolvency proceedings under applicable insurance laws in any state or foreign jurisdiction; and (iv) has assets that exceed its respective total reserves, all as computed in accordance with the applicable SAP applied consistently with past practice.
     (ff) Except as described in the Time of Sale Memorandum and the Final Memorandum, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company.
     (gg) The Company and the subsidiaries have filed all Federal, State, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due (other than any such taxes which are currently being contested in good faith), except to the extent that any failure to so file or pay would not reasonably be expected to result in a Material Adverse Effect; all tax liabilities have been adequately provided for in the consolidated financial statements of the Company described above, and the Company does not know of any actual or proposed additional material tax assessments applicable to it.

     (hh) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and each subsidiary are in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any subsidiary would have any liability; neither the Company nor any subsidiary has incurred or expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
     (ii) Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
     (jj) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
     (kk) (i) The Company, represents that neither the Company nor any of its subsidiaries (collectively, the “Entity”) or, to the knowledge of the Entity, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
     (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor
     (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).
     (ii) The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
     (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
     (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
     (iii) The Entity represents and covenants that, for the past three years, it has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
     2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the Initial Purchaser, and the Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase from the Company the Securities at a purchase price equal to the aggregate principal amount of the Securities purchased on the applicable Closing Date (as defined below) multiplied by (1 — (0.07 x N/365)), where N equals the number of days from, and including, the Effectiveness Date to, and excluding, the applicable Closing Date, less an amount equal to 2% of the aggregate principal amount of such Securities, (the “Purchase Price”), as follows:
     (a) On each date that a Tender Offer settles (a “Tender Offer Closing Date”), the Initial Purchaser will purchase an aggregate principal amount of Securities equal to the aggregate principal amount of Existing Convertibles accepted for purchase by the Company in each such Tender Offer;
     (b) On September 30, 2010 (the “Put Right Closing Date”), the aggregate principal amount of Existing Convertibles remaining after the completion of the Tender Offers, if any, that the Company is required by holders thereof to repurchase pursuant to the terms of the Existing Convertibles;
     (c) On October 5, 2010 (the “Redemption Closing Date”), the aggregate principal amount of Existing Convertibles remaining after the Put Right Closing Date, if any, that the Company elects to redeem from the holders thereof pursuant to the terms of the Existing Convertibles.
     Any Tender Offer Closing Date, the Put Right Closing Date, and the Redemption Closing Date, each a “Closing Date,” are collectively referred to herein as the “Closing Dates”. For the avoidance of doubt, even if any Existing Convertibles remain outstanding on the Redemption Closing Date, the Company shall be under no obligation to sell and the Initial Purchaser shall be under no obligation to buy, any Securities subsequent to the Redemption Closing Date and this Agreement shall immediately terminate without any obligation or liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement by reason of this Agreement, provided that Section 9 and Section 11 shall survive any such termination.

     Notwithstanding anything to the contrary set forth herein, but subject to the conditions set forth in Section 5, this Agreement (including the Initial Purchaser’s obligation to purchase and pay for the Securities on each Closing Date, upon satisfaction of the conditions set forth in Section 6), shall become effective two Business Days (as defined below) after execution and delivery of this Agreement by the parties hereto (such date, the “Effectiveness Date”). For purposes of this Agreement, a “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or the City of Chicago are authorized or obligated by law or executive order to close.
     3. Terms of Offering. You have advised the Company that on the date hereof you are entering into Forward Purchase Agreements with Buyers of the Securities.
     4. Payment and Delivery. Payment for the Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Securities in such names and denominations as specified by the Initial Purchaser at 8:00 a.m., New York City time, on each Closing Date, or at such other place or time as the Company and the Initial Purchaser may mutually agree in writing.
     The Securities shall be in certificated physical form and registered in such names and in such denominations as you shall request in writing not later than one full Business Day prior to each Closing Date. The Securities shall be delivered to you on each Closing Date, with any transfer taxes payable in connection with the transfer of the Securities to you duly paid, against payment of the Purchase Price therefor in accordance with Section 2 of this Agreement.
     5. Conditions to Effectiveness to be Satisfied on the Effectiveness Date. The obligation of the Initial Purchaser to purchase and pay for the Securities on each Closing Date (subject to satisfaction of the conditions set forth in Section 6) shall become effective at 10:00 a.m. New York City time on the Effectiveness Date subject to the following conditions:
     (a) Subsequent to the execution and delivery of this Agreement and prior to 10:00 a.m. New York City time on the Effectiveness Date:
     (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its subsidiaries or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and
     (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum as of the date of this Agreement provided to the prospective purchasers of the Securities that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.
     (b) The Initial Purchaser shall have received prior to 10:00 a.m. New York City time on the Effectiveness Date a certificate, dated the Effectiveness Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Effectiveness Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Effectiveness Date. With respect to proceedings threatened, the officer signing and delivering such certificate may rely upon the best of his or her knowledge.
     (c) The Initial Purchaser shall have received prior to 10:00 a.m. New York City time on the Effectiveness Date an opinion of Simpson Thacher & Bartlett, LLP, counsel for the Company, dated the Effectiveness Date, substantially to the effect set forth in Exhibit A. Such opinion shall be rendered to the Initial Purchaser at the request of the Company and shall so state therein.
     (d) The Initial Purchaser shall have received prior to 10:00 a.m. New York City time on the Effectiveness Date a negative assurance letter from Simpson Thacher & Bartlett, LLP, counsel for the Company, dated the Effectiveness Date, substantially to the effect set forth in Exhibit B.
     (e) The Initial Purchaser shall have received prior to 10:00 a.m. New York City time on the Effectiveness Date an opinion of Karl W. Kindig, Secretary of the Company, dated the Effectiveness Date, substantially to the effect set forth in Exhibit C.

     (f) The Initial Purchaser shall have received prior to 10:00 a.m. New York City time on the Effectiveness Date an opinion of Davis Polk & Wardwell LLP, counsel for the Initial Purchaser, dated the Effectiveness Date, satisfactory to the Initial Purchaser.
     (g) The Initial Purchaser shall have received on each of the date hereof and prior to 10:00 a.m. New York City time on the Effectiveness Date a letter, dated the date hereof and the Effectiveness Date in form and substance satisfactory to the Initial Purchaser and PricewaterhouseCoopers LLP, independent registered public accountants, containing statements and information of the type included in the accountants’ comfort letter prepared in accordance with AU Section 634, Letters for Underwriters and Certain Other Requesting Parties, to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Effectiveness Date shall use a “cut-off date” not earlier than the date hereof.
     (h) The Initial Purchaser shall have received prior to 10:00 a.m. New York City time on the Effectiveness Date a certificate, dated the Effectiveness Date and signed by the chief financial officer of the Company, relating to the operating results and financial condition of the Company as of and for the three months ended September 30, 2009, substantially to the effect set forth in Exhibit E.
     (i) The lock-up agreements, each substantially in the form of Exhibit G hereto, between you and the executive officers and directors of the Company (the “Lock-up Agreements” and individually, a “Lock-up Agreement”), whose names are set forth on Schedule III hereto, relating to sales and certain other dispositions of shares of the Company’s common stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect.
     (j) The Lock-Up Agreement, substantially in the form of Exhibit H hereto, between you and the shareholder of the Company, whose name is set forth on Schedule III hereto, relating to sales and certain other dispositions of shares of the Company’s common stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect.
     (k) The Private Placement Agreement shall have been executed by the parties thereto.

     (l) The Indenture shall have been executed by the parties thereto.
     6. Conditions to the Initial Purchaser’s Obligation on each Closing Date. The obligation of the Initial Purchaser to purchase and pay for the Securities on each Closing Date is subject to the further following conditions:
     (a) This Agreement shall have become effective pursuant to Section 5 hereof.
     (b) On each such Closing Date, there shall not have occurred and be continuing an Event of Default (as defined in the Credit Agreement) under the Credit Agreement;
     (c) On each such Closing Date, there shall not have occurred and be continuing an Event of Default (as defined in the Indenture) under any previously issued Securities;
     (d) The closing, simultaneously with, or prior to, the first Closing Date, of the Private Placement;
     (e) On or prior to the first Tender Offer Closing Date, the Company shall have (i) received approval from the NYSE to issue the Private Placement Securities, the Securities and the Underlying Securities, and (ii) notified all shareholders by mail no later than 10 days prior to the first Tender Offer Closing Date alerting them to the Company’s omission to seek shareholder approval that would otherwise be required in connection therewith and indicating that the Company’s audit committee has approved reliance on the shareholder approval exception, each in accordance with Section 312.05 of the NYSE Rules.
     (f) On each such Closing Date, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any transaction contemplated by this Agreement.
     (g) The Initial Purchaser shall have received on each such Closing Date an opinion of Karl W. Kindig, Secretary of the Company, or other Company counsel reasonably satisfactory to the Initial Purchaser, dated each such Closing Date, substantially to the effect set forth in Exhibit D.

     (h) (i) Prior to the first Closing Date, the Company shall have filed with the Commission a quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2009, on or before November 19, 2009; such Form 10-Q shall have included the financial statements required by Form 10-Q and such financial statements shall have been subject to a completed SAS 100 review by the Company’s independent auditors; and the Company’s management shall not have concluded, in connection with such filing that there is substantial doubt regarding the Company’s ability to continue as a going concern, and (ii) prior to any subsequent Closing Date, the Company shall have filed with the Commission a quarterly report on Form 10-Q or an annual report on Form 10-K, as the case may be, within the deadline for such filing specified in such Form, for the immediately preceding fiscal period for which the deadline for the filing of such Form shall have passed prior to such Closing Date, and such Form filed by the Company shall have included the financial statements required by such Form and such financial statements shall have been subject to a completed SAS 100 review or an audit report issued by the Company’s independent auditors; and neither the Company’s management nor the Company’s independent auditors shall have concluded, in connection with such filing, that there is substantial doubt regarding the Company’s ability to continue as a going concern, provided, however, that filing any Form referred to in (ii) above within the deadline for such filing shall not be a condition to the Initial Purchaser’s obligations if, on the Business Day following the date any such Form was required to be filed, the Company provides the Initial Purchaser with a certificate substantially to the effect set forth in Exhibit F.
     For the avoidance of doubt, notwithstanding anything herein to the contrary, if on a Closing Date, the conditions set forth in this Section 6 are not satisfied, the Company shall be under no obligation to sell, and the Initial Purchaser shall be under no obligation to buy, any Securities on such Closing Date or any future Closing Date and this Agreement shall immediately terminate without obligation or liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement by reason of this Agreement; provided that Section 9 and Section 11 shall survive any such termination.
     7. Covenants of the Company. The Company covenants with the Initial Purchaser as follows:
     (a) To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the Business Day next succeeding the date of this Agreement and during the period mentioned in Section 7(d) and Section 7(e), as many copies of the Time of Sale

Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.
     (b) Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.
     (c) To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.
     (d) If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchaser, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchaser upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.
     (e) If, during such period after the date hereof and prior to the Effectiveness Date, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if, in the opinion of counsel for the Initial Purchaser, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchaser, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.
     (f) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.
     (g) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (A) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchaser, in the quantities herein above specified, (B) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchaser, including any transfer or other taxes payable thereon, (C) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 7(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (D) any fees charged by rating agencies for the rating of the Securities, (E) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in any appropriate market system, (F) the costs and charges of the Trustee, and any transfer agent, registrar or depositary, (G) all fees and expenses arising in connection with the Security Documents (as defined in the Forward Purchase Agreements), including fees and expenses of the Deposit Bank referred to thereunder (H) the cost of the preparation, issuance and delivery of the Securities, (I) the costs and expenses of the Company relating to investor presentations on any Road Show undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any Road Show, expenses associated with production of Road Show slides and graphics, travel and lodging expenses of the officers of the Company, and the cost of any aircraft chartered in connection with the Road Show, (J) the document production charges and expenses associated with printing this Agreement and (K) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 9, and Section 11, the Initial Purchaser will pay all of its costs and expenses, including fees and disbursements of its counsel and transfer taxes payable on resale of any of the Securities by it.
     (h) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.
     (i) Not to solicit any offer to buy or offer or sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (j) During the period of one year after the latest Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities or the Underlying Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
     (k) Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.
     (l) To use its commercially reasonable efforts to list, subject to notice of issuance, the Underlying Securities on the NYSE.
     (m) Not to exercise its right to terminate the Private Placement Agreement pursuant to Section 9.4(f) thereunder.
     The Company also agrees that, without the prior written consent of the Initial Purchaser, it will not, during the period beginning on the date hereof and ending 90 days after the date hereof, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of the Securities under this Agreement, (b) the offer and sale of the Private Placement Securities pursuant to the Private Placement, (c) the Company’s proposed registered offering of such number of shares of common stock of the Company that would generate not less than $200.0 million in gross proceeds to the Company, (d) the issuance by the Company of any shares of common stock upon the exercise of any option or warrant or the conversion of a security outstanding on the date hereof of which the Initial Purchaser has been advised in writing, (e) grants by the Company of employee stock options or other equity-based compensation pursuant to the terms of a plan in effect on the date of this Agreement, or (f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day restricted period.
     The Company will issue stop transfer instructions to the transfer agent for its common stock with respect to any transaction or contemplated transaction that would constitute a breach or default under the applicable Lock-Up Agreement.
     8. Offering of Securities; Restrictions on Transfer. (a) The Initial Purchaser represents and warrants that it is a “qualified institutional buyer” as defined in the Securities Act (a “QIB”). The Initial Purchaser agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs that represent, agree and confirm in their respective Forward Purchase Agreement as to their understanding and acceptance of the restrictions on transfer of the Securities described in the Time of Sale Memorandum and in the Final Memorandum under the caption “Notice to Investors”. The Initial Purchaser represents, warrants and agrees that, unless it has obtained or obtains the prior consent of the Company, it has not made and will not make any offer relating to the Securities by means of Additional Written Offering Communications. The Initial Purchaser agrees that it will, on or prior to the Effectiveness Date, provide the Company and its counsel with copies of any executed Forward Purchase Agreements it receives.
     (b) The Initial Purchaser represents, warrants, and agrees with respect to offers and sales outside the United States that:
     (i) it understands that no action by the Company has been or will be taken in any jurisdiction that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;
     (ii) it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense;
     (iii) the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act;
     (iv) it, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive excluding Germany (each, a “Member State”), has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of Securities to the public in that Member State:
     (A) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
     (B) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
     (C) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Securities to the public” in relation to any Securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State;
     (v) it has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom; and
     (vi) it understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Securities in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law.
     9. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless the Initial Purchaser, each person, if any, who controls the Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum, the Road Show, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Initial Purchaser furnished to the Company in writing by you expressly for use therein. The Company hereby acknowledges that the only information that the Initial Purchaser has furnished to the Company expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum and the Final Memorandum (or any amendment or supplement thereto) are the statements set forth in the 6th, 9th, 16th, 19th, 21st and 22nd paragraphs under the caption “Plan of Distribution” in the Preliminary Offering Memorandum, the Time of Sale Memorandum and the Final Offering Memorandum
          (b) The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity in Section 9(a) from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by you expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by or referred to by the Company, or the Final Memorandum or any amendment or supplement thereto, provided, that, the parties agree that the only information provided by you to the Company for inclusion in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum is set forth in Section 9(a).
          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a) or (b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 9(a), and by the Company, in the case of parties indemnified pursuant to Section 9(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by, or on behalf of, any indemnified party.
          (d) To the extent the indemnification provided for in Section 9(a) or (b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchaser bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (e) The Company and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 9(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
          (f) The indemnity and contribution provisions contained in this Section 9 and the respective representations, warranties and other statements of the Company and the Initial Purchaser contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchaser, any person controlling the Initial Purchaser or any affiliate of the Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.
     10. Termination. (a) The Initial Purchaser may terminate this Agreement by notice given by it to the Company, if after the execution and delivery of this Agreement and prior to the Effectiveness Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, or the NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any general moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.
          (b) Notwithstanding anything to the contrary stated herein, the Initial Purchaser may terminate this Agreement at any time in the event that the Company (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, subject to applicable grace periods, if any; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(a) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (b) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (a) above and either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

     (c) Notwithstanding anything to the contrary stated herein, the Initial Purchaser may terminate this Agreement at any time that it shall determine that the condition set forth in Section 6(h) has not been satisfied. In the event the Initial Purchaser shall terminate the Agreement pursuant this Section 10(c), it shall give prior written notice of such termination to the Company.
     11. Reimbursement of Initial Purchaser’s Expenses. If this Agreement shall be terminated by the Initial Purchaser (A) because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, or (B) because the Initial Purchaser has terminated this Agreement pursuant to Section 10(b) or (c), the Company will reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.
     12. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Initial Purchaser with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities; provided, however, that for purposes of the foregoing, the indemnity and contribution provisions contained in Section 9 of this Agreement shall not supersede the indemnity and contribution provisions contained in the Engagement Letter.
     (b) The Company acknowledges that in connection with the offering of the Securities: (i) the Initial Purchaser has acted at arms’ length, is not an agent of, and owes no fiduciary duties to, the Company or any other person, (ii) the Initial Purchaser owes the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, and (iii) the Initial Purchaser may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchaser arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.
     13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     14. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
     16. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchaser shall be delivered, mailed or sent to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Convertible Debt Syndicate Desk, with a copy to the Legal Department; and if to the Company shall be delivered, mailed or sent to Conseco, Inc., 11825 North Pennsylvania Street, Carmel, Indiana 46032, Attention: Karl W. Kindig.

Very truly yours, CONSECO, INC.
By:	/s/ C. James Prieur
	Name:	C. James Prieur
	Title:	Chief Executive Officer

Accepted as of the date hereof
Morgan Stanley & Co. Incorporated

By:	/s/ Kenneth G. Pott
	Name:	Kenneth G. Pott
	Title:	Managing Director

SCHEDULE I
Time of Sale Memorandum
1.	Preliminary Offering Memorandum, dated October 13, 2009

2.	Pricing Term Sheet

SCHEDULE II
Pricing Term Sheet
PRICING TERM SHEET
Dated October 14, 2009
Conseco, Inc.
Up to $293,000,000
7.0% Convertible Senior Debentures Due 2016
The information in this pricing term sheet supplements Conseco, Inc.’s preliminary offering memorandum, dated October 13, 2009 (the “Preliminary Offering Memorandum”) and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. This term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

Issuer:	Conseco, Inc. (NYSE: CNO)

Title of securities:	7.0% Convertible Senior Debentures Due 2016 (the “debentures”)

Debentures offered:	Up to $293,000,000 aggregate principal amount of debentures. The aggregate principal amount of debentures offered will be equal to the sum of (x) the aggregate principal amount of the Issuer’s 3.50% Convertible Debentures due September 30, 2035 (the “existing debentures”) purchased by it in the tender offer the Issuer intends to announce shortly after pricing of this offering (the “intended tender offer”) and any subsequent Issuer tender offer for the existing debentures that expires before October 5, 2010 (each, a “tender offer” and the business day following the date on which a tender offer expires, a “tender offer closing date”), (y) the aggregate principal amount of existing debentures that the Issuer is required by holders thereof to repurchase on September 30, 2010 (such date, the “put right closing date”) pursuant to the terms of the existing debentures and (z) the aggregate principal amount of existing debentures redeemed by the Issuer on October 5, 2010 (such date, the “redemption closing date” and collectively with the tender offer closing date(s) and the put right closing date, the “closing dates” and individually, a “closing date”) pursuant to the terms of the existing debentures. The debentures issued on each closing date will form a separate series under the indenture.

Offering price:	On each closing date, each debenture will be issued at the discounted offering price (as defined below). Interest on each series of debentures will accrue from the date of issuance of such series.

The “discounted offering price”, on each closing date, shall be equal to 100% of the principal amount of each debenture less an amount equal to 7.0% per annum of such principal amount based on the actual number of days elapsed during the period from, and including, the deposit funding date to, and excluding, the relevant closing date for such series and a 365-day year.

Use of proceeds:	The net proceeds to the Issuer from the offering of debentures will be the discounted offering price(s) in aggregate for all debentures sold less the initial purchaser’s discounts and commissions and estimated offering expenses to be paid by the Issuer. Assuming the issuance of $293.0 million aggregate principal amount of debentures on November 13, 2009 (the date the Issuer currently expects to consummate the intended tender offer), the net proceeds to the Issuer from the offering of debentures will be approximately $281.3 million. If, however, the Issuer issues $293.0 million aggregate principal amount of the Issuer’s debentures on October 5, 2010 (the latest possible closing date), the net proceeds to it from the offering of debentures will be approximately $262.9 million.

Maturity date:	December 30, 2016, unless earlier converted

Interest rate:	7.0% per annum, accruing from the closing date for such series of debentures

Interest payment dates:	Each June 30 and December 30, beginning on the first interest payment date immediately succeeding the closing date for such series of debentures; provided however that if the closing date of such series is after the close of business on the interest record date for such interest payment date, the first interest payment date will instead be the second interest payment date immediately succeeding the issuance date of such series.

Transfer restrictions:	Offers and sales of the debentures will be made by the initial purchaser only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 144A under the Securities Act. Notwithstanding any statement in the preliminary offering memorandum to the contrary, the debentures will be issued on each closing date in global form through the facilities of The Depository Trust Company, rather than in the form of physical certificates.

Initial conversion rate:	182.1494 shares of common stock per $1,000 principal amount of debentures

Reference price:	$4.99, the closing sale price of the Issuer’s common stock on the New York Stock Exchange on October 13, 2009

Conversion premium:	Approximately 10.02% above the reference price

Conversion price:	Approximately $5.49 per share of the Issuer’s common stock

Initial purchaser:	Morgan Stanley & Co. Incorporated

Allocation:	The Issuer has been informed that Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it (“Paulson”) intends to enter into an agreement with the initial purchaser to purchase up to $200,000,000 aggregate principal amount of debentures.

Trade date:	October 14, 2009

Settlement date:	Each series of debentures will be issued from time to time on each closing date.

CUSIP/ISIN:	Each series of debentures will be assigned a different CUSIP/ISIN number. The CUSIP/ISIN for the first series of debentures issued on the first closing date will be 208464 BJ5/US208464BJ55.

Buyer Purchase Price Funding Obligation:	With respect to each buyer, the product of such buyer’s applicable percentage commitment and $291,426,630.14.

Clause (c) of Footnote 6 of the Capitalization Table:	53,369,775 shares of our common stock issuable upon conversion of the debentures (not including any “additional shares”).

Adjustment to Conversion Rate upon a Make Whole Adjustment Event:	The following table sets forth the stock price paid per share of the Issuer’s common stock in the make whole adjustment event and the number of additional shares per $1,000 principal amount of debentures by which the conversion rate will be increased:

Effective Date	$4.99	$5.25	$5.50	$6.00	$6.75	$7.50	$8.50	$10.00	$15.00	$20.00	$30.00	$45.00	$60.00
October 16, 2009	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.7542	0.9081
December 30, 2010	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.6961	0.8742
December 30, 2011	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.6535	0.8498
December 30, 2012	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	3.0358	1.6071	0.8335
December 30, 2013	18.2514	17.3475	16.5590	15.1791	13.4925	12.1433	10.7146	9.1074	6.0716	4.5537	2.8996	1.5078	0.8134
December 30, 2014	18.2514	17.3475	16.5590	15.1791	13.4925	12.0700	10.5416	8.8242	5.5896	3.9692	2.3489	1.2686	0.7285
December 30, 2015	18.2514	10.2725	9.7625	8.9055	7.8660	7.0331	6.1525	5.1621	3.2904	2.3546	1.4188	0.7950	0.4830
December 30, 2016	18.2514	8.3268	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact stock prices and effective dates may not be as set forth in the table above, in which case:
•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $60.00 per share, subject to adjustment in the same manner and at the same time as the stock prices set forth in the first row of the table above, the conversion rate will not be increased.

•	If the stock price is less than $4.99 per share (the closing sale price of the common stock on the date of pricing of the debentures), subject to adjustment in the same manner and at the same time as the stock prices set forth in the first row of the table above, the conversion rate will not be increased.
In accordance with the foregoing, in no event will the total number of shares of the Issuer’s common stock issuable upon conversion exceed 200.4008 shares per $1,000 principal amount of debentures, subject to adjustment in the same manner and at the same time as the conversion rate as set forth above under “Description of the Debentures—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.
General
This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the debentures or the offering.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
Neither the debentures nor the shares of the Issuer’s common stock issuable upon conversion of the debentures have been registered under the Securities Act or any state securities laws, and are subject to transfer restrictions. The debentures and the shares of the Issuer’s common stock issuable upon their conversion may be offered only in transactions that are exempt from registration under the Securities Act and other applicable securities laws, unless such transactions are registered under the Securities Act. Accordingly, the debentures are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) pursuant to Rule 144A under the Securities Act.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III
Directors of Conseco, Inc.
R. Glenn Hilliard
Donna A. James
Debra J. Perry
C. James Prieur
Neal C. Schneider
Michael T. Tokarz
John G. Turner
Doreen A. Wright
R. Keith Long
Officers of Conseco, Inc.
Edward J. Bonach
Russell M. Bostick
Eric R. Johnson
John R. Kline
Susan L. Menzel
Christopher J. Nickele
C. James Prieur
Matthew J. Zimpfer
Shareholders of Conseco, Inc.
Paulson & Co. Inc.

EXHIBIT A
[FORM OF STB OPINION]

EXHIBIT B
[FORM OF NEGATIVE ASSURANCE STATEMENT]

EXHIBIT C
[FORM OF CONSECO COMPANY OPINION]

EXHIBIT D
[FORM OF CONSECO COMPANY COUNSEL OPINION TO BE
DELIVERED ON EACH CLOSING DATE]

EXHIBIT E
[FORM OF CONSECO CHIEF FINANCIAL OFFICER’S CERTIFICATE TO BE
DELIVERED ON THE EFFECTIVENESS DATE]

EXHIBIT F
[FORM OF CONSECO CHIEF FINANCIAL OFFICER’S CERTIFICATE
PURSUANT TO 6(H)]

EXHIBIT G
[FORM OF LOCK-UP LETTER]
October 14, 2009
Morgan Stanley & Co. Incorporated
c/o Morgan Stanley & Co. Incorporated
     1585 Broadway
     New York, NY 10036
Ladies and Gentlemen:
     The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley” or the “Initial Purchaser”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Conseco, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering (the “Offering”) of up to $293.0 million aggregate principal amount of the Company’s 7.0% Convertible Senior Debentures due 2016 (the “Securities”) to be issued, in one or more series, pursuant to the provisions of an Indenture to be entered into between the Company and The Bank of New York Mellon Trust Company, N. A., as trustee. Capitalized terms used and not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement. The Securities will be convertible into shares of common stock, par value $0.01, of the Company (“Common Stock”).
     To induce the Initial Purchaser to continue its efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Company’s 3.50% Convertible Debentures due September 30, 2035), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

     The foregoing shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the first Closing Date contemplated by the Purchase Agreement, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (c) transfers to an immediate family member of the undersigned, (d) transfers to any trust for the direct or indirect benefit of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (e) transfers to an affiliate (as that term is defined in Rule 405 under the Securities Act of 1933, as amended) of the undersigned, (f) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, provided that in the case of any transfer or distribution pursuant to clause (b), (c), (e) or (f), (i) each donee, distributee or transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) other than in the case of clause (c), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence, or (g) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the 90-day restricted period.
     For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, that in any such case, (i) it shall be a condition to the transfer that the transferee execute a letter agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this letter agreement and (ii) there shall be no further transfer of such capital stock except in accordance with this letter agreement, and provided further that any such transfer shall not involve a disposition for value.
     In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
     The undersigned understands that the Company and the Initial Purchaser are relying upon this letter agreement in proceeding toward consummation of the Offering. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
     The undersigned understands that, if the Purchase Agreement does not become effective prior to October 23, 2009, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this letter agreement.
     Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchaser.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

(Name)

EXHIBIT H
[FORM OF SHAREHOLDER LOCK-UP LETTER]
                    , 2009

Morgan Stanley & Co. Incorporated
c/o	Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
Ladies and Gentlemen:
     The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley” or the “Initial Purchaser”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Conseco, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering (the “Offering”) of up to $293.0 million aggregate principal amount of the Company’s 7.0% Convertible Senior Debentures due 2016 (the “Securities”) to be issued, in one or more series, pursuant to the provisions of an Indenture to be entered into between the Company and The Bank of New York Mellon Trust Company, N. A., as trustee. Capitalized terms used and not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement. The Securities will be convertible into shares of common stock, par value $0.01, of the Company (“Common Stock”).
     To induce the Initial Purchaser to continue its efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Company’s 3.50% Convertible Debentures due September 30, 2035), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

     The foregoing shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the date of the Purchase Agreement, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (c) transfers to an immediate family member of the undersigned, (d) transfers to any trust for the direct or indirect benefit of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (e) transfers to an affiliate (as that term is defined in Rule 405 under the Securities Act of 1933, as amended) of the undersigned, (f) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, provided that in the case of any transfer or distribution pursuant to clause (b), (c), (e) or (f), each donee, distributee or transferee shall sign and deliver a lock-up letter substantially in the form of this letter, (g) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the 90-day restricted period, (h) transfers in connection with mergers, tender offers, exchange offers or business combinations, or (i) transfers or sales to reduce Paulson’s beneficial ownership in common stock to 9.9 percent.
     For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, that in any such case, (i) it shall be a condition to the transfer that the transferee execute a letter agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this letter agreement and (ii) there shall be no further transfer of such capital stock except in accordance with this letter agreement, and provided further that any such transfer shall not involve a disposition for value.
     In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, provided, that notwithstanding the foregoing, the undersigned shall be entitled to enforce its rights under the Investor Rights Agreement to be entered into between the Company and Paulson & Co., Inc., but such enforcement right shall not be construed to permit the undersigned to engage in any transaction prohibited by the second paragraph in this letter during the period commencing on the date hereof and ending 90 days after the date of the Purchase Agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
     The undersigned understands that the Company and the Initial Purchaser are relying upon this letter agreement in proceeding toward consummation of the Offering. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
     The undersigned understands that, if the Purchase Agreement does not become effective prior to October 23, 2009, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this letter agreement.
     Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchaser.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[Name]